First Interstate BancSystem, Inc. Announces Appointment of Chief Credit Officer

Company Release: March 10, 2016

(Billings, MT) First Interstate BancSystem, Inc. (NASDAQ: FIBK) today announced the appointment of Stephen W. Yose as Executive Vice President and Chief Credit Officer. He will begin his new position at First Interstate Bank on April 4, 2016.
Mr. Yose has more than 30 years of banking experience, primarily as a credit executive and officer for KeyCorp, where he has worked since 1989. He most recently served as Executive Vice President, Credit Executive for KeyBank NA in Seattle, Washington. First Interstate President and CEO, Kevin Riley, said the company is pleased to welcome Mr. Yose to its executive team. “Steve brings an extensive background in credit administration and management to First Interstate. His experience, knowledge and perspective will be very valuable as we continue our focus on diversified, quality loan growth and strengthening our loan portfolio.”

A native of western Wyoming, Mr. Yose said he is happy to be returning to his western roots. “I grew up on a cattle ranch south of Big Piney, Wyoming and have a great love and appreciation for this region of our country. First Interstate Bank is widely recognized in Montana, Wyoming and South Dakota as a leader in community banking services. I am excited to use my knowledge and expertise to help First Interstate continue to grow and serve its customers as the premier community bank in our region.” During most of his tenure at KeyBank, Mr. Yose has been responsible for credit administration, credit approval, underwriting, portfolio management and credit quality for several KeyBank regions in the Western U.S. including the Rocky Mountain Region, (Utah, Idaho, and Colorado), and the Pacific Region (Washington, Oregon, and Alaska). He also served as KeyBank’s national specialist for Agribusiness and Native American Financial Services. Mr. Yose is an honors graduate of Brigham Young University where he received a Bachelor of Science degree in Agricultural Economics and a Master of Science degree in Agribusiness Management. He is also an honors graduate of Pacific Coast Banking School at the University of Washington and completed the KeyBank Weatherhead School of Management program for Executives at Case Western Reserve University.

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $8.7 billion in assets as of December 31, 2015. It is the parent company of First Interstate Bank, a community bank operating banking offices, including online and mobile banking services, throughout Montana, Wyoming, and South Dakota. As a recognized leader in community banking services with 28 consecutive years of profitability, First Interstate is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting, with leadership and resources, the communities it serves.

First Interstate BancSystem, Inc.
Investor Relations
Marcy Mutch, +1 406-255-5322
investor.relations@fib.com